Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	U.S. State or Country of Organization
Alti Forge Holding S.a.r.l.	Switzerland
Alti Forge JSC	Russian Federation
Alumax LLC	Delaware
Alumax U.K. Limited	United Kingdom
Arconic Architectural Products LLC	Delaware
Arconic Architectural Products SAS	France
Arconic China Investment Company Ltd.	China
Arconic China Processing LLC	Delaware
Arconic Closure Systems International UK Limited	United Kingdom
Arconic Davenport LLC	Delaware
Arconic Extrusions Hannover GmbH	Germany
Arconic France Holding SAS	France
Arconic Hungary Finance Kft	Hungary
Arconic International Asia Ltd.	Hong Kong
Arconic Kofem Mill Products Kft	Hungary
Arconic Kunshan Aluminum Products Company, Ltd.	China
Arconic Lafayette LLC	Delaware
Arconic Lancaster Corp.	Delaware
Arconic Manufacturing GB Limited	United Kingdom
Arconic Massena LLC	Delaware
Arconic Nederland Holding B.V.	Netherlands
Arconic Participacoes Ltda.	Brazil
Arconic Qinhuangdao Aluminum Industries Co., Ltd.	China
Arconic Technologies LLC	Delaware
Arconic Tennessee LLC	Delaware
Arconic UK Finance	United Kingdom
Arconic UK Holdings Limited	United Kingdom
JSC Arconic SMZ	Russia Federation
Kawneer Aluminium Deutschland, Inc.	Delaware
Kawneer Commercial Windows LLC	Pennsylvania
Kawneer Company Canada Limited	Canada
Kawneer Company, Inc.	Delaware
Kawneer France S.A.	France
Kawneer Nederland B.V.	Netherlands
Kawneer U.K. Limited	United Kingdom
OOO Arconic Rus Investment Holdings	Russian Federation
Pimalco, Inc.	Arizona

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as defined in Regulation S-X under the Securities Exchange Act of 1934, as amended.